Exhibit 99.1

To:	Directors and Executive Officers of Millipore Corporation

Date:	June 16, 2010

Subject:	Updated Notice of Blackout Period and Regulation BTR Trading Restrictions

On April 27, 2010, a blackout notice (the “Original Blackout Notice”) was delivered to you explaining that directors and executive officers of Millipore Corporation (“Millipore”) would be prevented from buying or selling shares of Millipore common stock (such shares, “Millipore Shares”) during a “blackout period” with respect to the Millipore Common Stock Fund (the “Millipore Stock Fund”) in the Millipore Corporation Employees’ Participation and Savings Plan (the “Plan”), that will apply in connection with the anticipated acquisition of Millipore by Merck KGaA, pursuant to which Millipore Shares will be exchanged for cash consideration (the “Share Exchange”).

The Original Blackout Notice stated that the blackout period would begin on May 27, 2010 at 4 p.m. Eastern Time and was expected to end during the week of June 27, 2010, and that the blackout period could be extended or shortened as deemed necessary by Millipore in view of the timing of the consummation of the Share Exchange.  The purpose of this notice (the “Updated Blackout Notice”) is to inform you that the blackout period, which has already begun, is now expected to end during the week of July 18, 2010.  The ending date of the blackout period was changed because of revised expectations regarding the timing of the consummation of the Share Exchange, and may be further revised if such timing changes.  You will be notified in the event that there are further changes to the ending date of the blackout period.

As previously advised, the blackout period has occurred because, in connection with the Share Exchange, the Millipore Stock Fund will be eliminated from the Plan, and the administrator of the Plan will impose restrictions on certain transactions involving the participants’ accounts and the Millipore Stock Fund for a short period of time in order to implement such elimination.  During this time, participants will be unable to diversify the portions of their accounts invested in the Millipore Stock Fund, direct contributions to be invested in the Millipore Stock Fund, obtain a loan from the Plan if they have balances currently invested in the Millipore Stock Fund or obtain distributions from the Plan if they have balances currently invested in the Millipore Stock Fund.

Section 306(a) of the Sarbanes-Oxley Act and Regulation BTR (i.e., the Blackout Trading Restriction), promulgated by the Securities and Exchange Commission (“SEC”), generally require a blackout period to be imposed during which directors and executive officers are subject to trading restrictions if 50% or more of the participants in all individual account plans of an issuer are prohibited from engaging in transactions with respect to the issuer’s equity securities in their plan accounts for more than three consecutive business days, and also generally require that we provide you and the SEC with advance notice of such a blackout period.

As previously advised, during the blackout period, whether or not you participate in the Plan, your ability to exercise or receive Millipore stock options or other Millipore equity awards or otherwise trade in Millipore Shares held outside of the Plan will be restricted.  Specifically, you will be prohibited from directly or indirectly purchasing, selling, acquiring or transferring any Millipore Share or derivative security with respect to Millipore Shares that you acquired in connection with your service or employment as a director or executive officer of Millipore (or any successor or subsidiary corporation).

The trading restrictions will not apply to Millipore Shares that were not acquired in connection with your service as a director or executive officer.  You should note, however, that there is a rebuttable presumption that any Millipore Shares sold during a blackout period are not exempt from the rule (i.e., you will bear the burden of proving that the securities were not “acquired in connection with service or employment”).  In addition, the SEC’s rules provide a limited number of exemptions from the trading restriction; most notably these include bona fide gift transactions and purchases or sales under qualified “10b5-1 plans”.  We strongly recommend that you consult with us before entering into any transaction in Millipore Shares during the blackout period.

Please note that trading restrictions implemented because of a blackout period are in addition to any trading restrictions under Millipore’s insider trading policy.

Questions regarding this Updated Blackout Notice or the blackout period may be directed to:

Jeffrey Rudin
Vice President & General Counsel
290 Concord Road
Billerica, Massachusetts 01821
(978) 715-4321

Important Legal Information
No statement in this document is an offer to purchase or a solicitation of an offer to sell securities.